As filed with the Securities and Exchange Commission on July 10, 2017

Registration No. 333-191291

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WORLD POINT TERMINALS, LP

(Exact name of Registrant as specified in its charter)

Delaware	46-2598540
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Address of principal executive offices, including zip code)

World Point Terminals, LP 2013 Long-Term Incentive Plan

(Full title of the plan)

Jonathan Q. Affleck

Chief Financial Officer

8235 Forsyth Blvd., Suite 400

St. Louis, Missouri 63105

(Name and address of agent for service)

(314)-889-9660

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) to the Form S-8 Registration Statement No. 333-191291 (the “Registration Statement”) of World Point Terminals, LP (the “Registrant”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities reserved for issuance and registered for sale thereunder pursuant to the World Point Terminals, LP 2013 Long-Term Incentive Plan.

On July 10, 2017, pursuant to the Transaction Agreement, dated as of June 1, 2017, by and among World Point Terminals, Inc. (the “Purchaser”), WPT GP, LLC and the Registrant, all of the Registrant’s outstanding common units not beneficially owned by the Purchaser or its affiliates were purchased by the Purchaser pursuant to Section 15.1(a) of the First Amended and Restated Agreement of Limited Partnership of the Registrant. As a result, the Registrant has terminated any offering of securities pursuant to the Registration Statement. The Registrant is filing this Post-Effective Amendment No. 1 in accordance with the undertaking made by the Registrant in the Registration Statement to terminate the effectiveness of the Registration Statement and to remove from registration, by means of a post-effective amendment, any of the securities registered thereunder that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 10th day of July, 2017.

WORLD POINT TERMINALS, LP

By:	WPT GP, LLC
its General Partner

By:	/s/ Jonathan Q. Affleck
Jonathan Q. Affleck
Chief Financial Officer

Pursuant to the requirements of the Securities Act and the Power of Attorney granted in the Registration Statement, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

Name	Title	Date

/s/ Paul A. Novelly	Chairman of the Board of Directors and Chief	July 10, 2017
Paul A. Novelly	Executive Officer (Principal Executive Officer)